                                                          EXECUTION COPY


                                                            EXHIBIT 2.1




______________________________________________________________________________



                            AGREEMENT AND PLAN OF MERGER

                                       among

                             KAYNAR TECHNOLOGIES INC.,

                               KTIC ACQUISITION CORP.

                                        and

                             M & M MACHINE AND TOOL CO.

                             Dated as of July 27, 1998



______________________________________________________________________________

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                              TABLE OF CONTENTS
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ARTICLE I  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.2  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

1.4  Articles of Incorporation; By-Laws. . . . . . . . . . . . . . . . . . . . . .  2

1.5  Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

1.6  Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . .  2

1.7  Adjustments for Purchased Real Estate . . . . . . . . . . . . . . . . . . . .  5

1.8  Surrender of Shares of the Company Common Stock; Stock Transfer Books . . . .  6

1.9  Closing and Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . 7

2.1  Organization and Qualification. . . . . . . . . . . . . . . . . . . . . . . .  8

2.2  Articles of Incorporation and By-Laws . . . . . . . . . . . . . . . . . . . .  8

2.3  Capitalization; Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .  8

2.4  Authority Relative to This Agreement. . . . . . . . . . . . . . . . . . . . .  9

2.5  No Conflict; Required Filings and Consents. . . . . . . . . . . . . . . . . .  9

2.6  Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

2.7  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

2.8  Absence of Certain Changes or Events. . . . . . . . . . . . . . . . . . . . . 11

2.9  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

2.10 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

2.11 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

2.12 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

2.13 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

2.14 Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

2.15 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

2.16 Material Contracts; Defaults. . . . . . . . . . . . . . . . . . . . . . . . . 19

2.17 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

2.18 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

2.19 No Undisclosed Liabilities or Contingencies . . . . . . . . . . . . . . . . . 20

2.20 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20


                                    -i-            Agreement and Plan of Merger
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                          TABLE OF CONTENTS
                             (CONTINUED)
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2.21 Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

2.22 Condition of the Fixed Assets and the Real Property . . . . . . . . . . . . . 22

2.23 Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

2.24 Title Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

2.25 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

2.26 Insurance; Occupational Disease Benefits. . . . . . . . . . . . . . . . . . . 22

2.27 Certain Matters Relating to the Company Facilities. . . . . . . . . . . . . . 23

2.28 Tort Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

2.29 Products Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

2.30 Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

2.31 Due Diligence Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
     THE PURCHASER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

3.1  Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

3.2  Authority Relative to This Agreement. . . . . . . . . . . . . . . . . . . . . 25

3.3  No Conflict; Required Filings and Consents. . . . . . . . . . . . . . . . . . 25

3.4  Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

3.5  WARN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

3.6  Filing and Accuracy of Reports; Changes . . . . . . . . . . . . . . . . . . . 26

3.7  Continuity of Business Enterprise . . . . . . . . . . . . . . . . . . . . . . 26

3.8  Section 25102(i) Representations. . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER. . . . . . . . . . . . . . . .  27

4.1  Conduct of Business of the Company Pending the Merger . . . . . . . . . . . . 27

ARTICLE V  ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  29

5.1  Consent and Waiver of Stockholders; Waiver of Company . . . . . . . . . . . . 29

5.2  Access to Information: Confidentiality. . . . . . . . . . . . . . . . . . . . 29

5.3  No Solicitation of Transactions . . . . . . . . . . . . . . . . . . . . . . . 30

5.4  Employee Benefits Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 31

5.5  Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . 32

5.6  Further Action; Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . 32


                                    -ii-            Agreement and Plan of Merger
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                          TABLE OF CONTENTS
                             (CONTINUED)
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
5.7  Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

5.8  WARN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

5.9  Registration of Securities with SEC . . . . . . . . . . . . . . . . . . . . . 32

5.10 Removal of Personal Liability . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE VI  CONDITIONS OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . .  33

6.1  Conditions to Obligation of Each Party to Effect the Merger . . . . . . . . . 33

6.2  Condition to Obligations of the Company to Effect the Merger. . . . . . . . . 33

6.3  Conditions to Obligations of the Parent and the Purchaser to Effect
     the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . .34

7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

7.3  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

7.4  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

7.5  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VIII  INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36

8.1  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

8.2  Procedure for Third Party Claims. . . . . . . . . . . . . . . . . . . . . . . 38

8.3  Limitations on Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 40

8.4  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE IX  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .42

9.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

9.2  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

9.3  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

9.4  Entire Agreement; Assignment. . . . . . . . . . . . . . . . . . . . . . . . . 44

9.5  Stockholders' Representative. . . . . . . . . . . . . . . . . . . . . . . . . 44

9.6  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

9.7  Purchaser's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

9.8  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

9.9  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

9.10 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45


                                   -iii-            Agreement and Plan of Merger

                                 TABLE OF CONTENTS
                                    (CONTINUED)

                                                                                PAGE
EXHIBITS

     Exhibit A      Stockholders Agreement                                        A-1
     Exhibit B      Allocation of Merger Consideration                            B-1
     Exhibit C      Owner Related Compensation Adjustment                         C-1
     Exhibit D      Due Diligence Request                                         D-1
     Exhibit E      Due Diligence Index                                           E-1
     Exhibit F      Registration Rights Agreement                                 F-1
     Exhibit G      Employment Agreement - Robert E. McGuire                      G-1
     Exhibit H      Employment Agreement - Ronald D. McGuire                      H-1
     Exhibit I      Non-Competition Agreement                                     I-1


                                    -iv-            Agreement and Plan of Merger

                        AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of July 27, 1998 (the "AGREEMENT") among Kaynar Technologies Inc., a Delaware corporation (the "PARENT"), KTIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the "PURCHASER"), M & M Machine & Tool Co., a California corporation (the "COMPANY"), and those persons identified herein as the Stockholders (as defined below).

          WHEREAS, the Boards of Directors of the Parent and the Purchaser have each approved the merger of the Company with the Purchaser (the "MERGER") in accordance with the Delaware General Corporations Law (the "DGCL") and the Board of Directors of the Company has approved the Merger in accordance with the Corporations Code of California (the "CCC"), upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Parent, the Purchaser, and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

          WHEREAS, the transactions contemplated hereby is intended to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended;

          WHEREAS, Robert E. McGuire, the Robert E. McGuire Family Trust, the Robert E. McGuire Family Trust #2, and the Ronald D. McGuire Family Trust, who are the only stockholders of the Company (collectively, the "STOCKHOLDERS"), and the Parent have entered into the stockholders agreement (as amended, supplemented or otherwise modified from time to time, the "STOCKHOLDERS AGREEMENT") dated as of the date hereof attached as EXHIBIT A hereto; and

          WHEREAS, as part of the transactions contemplated hereby, each of Robert E. McGuire and Ronald D. McGuire will enter into separate employment contracts and non-competition agreements with the Parent, each dated as of the date hereof.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the CCC, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into the Purchaser. As a result of the Merger, the

                                      1
                                                Agreement and Plan of Merger
separate corporate existence of the Company shall cease and the Purchaser shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

     1.2 EFFECTIVE TIME. At the Closing (as defined in Section 1.9), the parties hereto shall cause the Merger to be consummated by filing this Agreement, together with officer's certificates of each of the Company and the Purchaser and such other documents as may be required under the CCC and the DGCL (the "MERGER FILING") with the Secretaries of State of California and Delaware, in such form as required by and executed in accordance with the relevant provisions of the CCC and the DGCL (the date and time of the Merger Filing with the Delaware Secretary of State being the "EFFECTIVE TIME").

     1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the CCC and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  ARTICLES OF INCORPORATION; BY-LAWS.

     (a) At the Effective Time and without any further action on the part of the Company and the Purchaser, the Certificate of Incorporation of the Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL.

     (b) At the Effective Time and without any further action on the part of the Company and the Purchaser, the By-Laws of the Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

     1.5 DIRECTORS AND OFFICERS. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and Robert E. McGuire, Ronald D. McGuire, David A. Werner, and W. Robert Morrow shall be named the President, Vice President, Treasurer/Chief Financial Officer, and Secretary, respectively, of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

     1.6 CONVERSION OF SECURITIES. The following actions shall take place with respect to the Company's securities at the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of such securities:

     (a) COMPANY COMMON STOCK. All shares of common stock, par value $10.00 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (each, a "SHARE") (other than any Shares to be cancelled pursuant to Section 1.6(e)) shall be cancelled, extinguished and converted into the right to receive, upon

                                      2
                                                Agreement and Plan of Merger
surrender of the certificates formerly representing such Shares in the manner provided in Section 1.8, the following consideration, which shall be allocated among the Stockholders in accordance with EXHIBIT B hereto:

          (i) an amount in cash equal to $11 million to be paid on the Closing Date and up to $1 million to be paid after the First Adjustment Date (the "DEFERRED CASH CONSIDERATION"), and the portions of the First Adjustment Consideration and the Second Adjustment Consideration payable in cash (collectively, the "CASH CONSIDERATION"), without interest thereon; and

          (ii) the right to receive a number shares of common stock, par value $.01 per share, of the Parent (the "PARENT COMMON STOCK") to be determined by dividing the amount of Initial Stock Consideration, and the portions of the First Adjustment Consideration and the Second Adjustment Consideration payable in Parent Common Stock, if any, as the case may be, by the Fair Market Value of the Parent Common Stock (such right, together with the Cash Consideration, the "MERGER CONSIDERATION"). Any fractional shares of Parent Common Stock shall be eliminated by rounding to the nearest whole number.

"FAIR MARKET VALUE" shall mean the average closing price of the Parent Common Stock as quoted on the Nasdaq Stock Market--National Market for the twenty
(20) trading days preceding the Closing Date, First Adjustment Date, or Second Adjustment Date, as applicable. The "INITIAL STOCK CONSIDERATION" shall be $8 million and shares of the Parent Common Stock representing the Initial Stock Consideration shall be distributed on the Closing Date.

     (b) FIRST CONTINGENT ADJUSTMENT. The Merger Consideration shall be adjusted, if necessary, to reflect the Company's net worth, defined as total assets minus total liabilities, as of the Closing Date.

          (i) The Company shall hire, at its expense, a certified public accounting firm to prepare and deliver to the Parent an audited balance sheet of the Company as of the Closing Date (the "CLOSING BALANCE SHEET") no later than forty-five (45) days after the Closing Date. Upon receipt, the Parent shall have thirty (30) days to either approve or object to the Closing Balance Sheet. The date of the Parent's approval or, in the event, the Parent raises objections, the date all objections are resolved pursuant to Section 1.6(d), shall be the "FIRST ADJUSTMENT DATE." The Closing Balance Sheet shall include accruals for the following expenses: (A) the Parent's expenses in connection with the registration of Parent Common Stock as provided in Section 5.9 (which accrual shall not exceed $20,000),
     (B) the transaction costs described in Section 1.6(c), and (C) the Company's expenses in connection with the preparation of the Closing Balance Sheet.

          (ii) The Merger Consideration shall be adjusted on a dollar-for-dollar basis to the extent net worth as determined by the Closing Balance Sheet differs from $4.5 million. If net worth exceeds $4.5 million, then the Parent shall distribute additional consideration equal to the amount above $4.5 million (the "FIRST ADJUSTMENT

                                      3
                                                Agreement and Plan of Merger

     CONSIDERATION"). If net worth is less than $4.5 million, but above $3.5 million, then the amount below $4.5 million shall be deducted from the Deferred Cash Consideration. If net worth is below $3.5 million, then there will be no Deferred Cash Consideration and the Stockholders shall pay in cash to the Parent the difference between net worth and $3.5 million.

          (iii) The Parent shall distribute the Deferred Cash Consideration, if any, and the First Adjustment Consideration, if any, within ten (10) days of the First Adjustment Date. The First Adjustment Consideration shall be paid 60% in cash and 40% in shares of Parent Common Stock.

     (c) SECOND CONTINGENT ADJUSTMENT. The Merger Consideration shall be further adjusted, if necessary, to reflect the Company's recast earnings before interest, taxes and any transaction costs incurred by the Company in connection with this Agreement (including all legal, accounting and employee bonus expenses of the Company, but excluding any normal accruals for such expenses which were not incurred or accrued in connection with this Agreement) ("REBIT") for its fiscal year ended October 31, 1998.

          (i) The Company shall prepare and deliver to the Stockholders an audited statement of earnings of the Company (as succeeded by the Surviving Corporation) in accordance with generally accepted accounting principles applied on a consistent basis for the fiscal year ended October 31, 1998 (the "FY98 EARNINGS STATEMENT") within ninety (90) days after the end thereof. Upon receipt, the Stockholders shall have thirty (30) days to either approve or object to the FY98 Earnings Statement. The date of the Stockholders' approval or, in the event of any objections, the date all objections are resolved pursuant to Section 1.6(d), shall be the "SECOND ADJUSTMENT DATE."

          (ii) Additional consideration (the "SECOND ADJUSTMENT CONSIDERATION") shall be distributed in an amount equal to (1) six times REBIT, minus (2) $20 million, minus (3) all indebtedness reflected on the Closing Balance Sheet (after any adjustments for Purchased Real Estate pursuant to Section 1.7); PROVIDED, THAT the Second Adjustment Consideration shall in no event be less than zero or more than $2 million.

          (iii) REBIT shall be determined from the FY98 Earnings Statement and shall equal (1) earnings before interest and taxes calculated in accordance with generally accepted accounting principles applied on a consistent basis, plus (2) the transaction costs described in the first sentence of
     Section 1.6(c), plus (3) the owner-related compensation adjustment described in EXHIBIT C attached hereto.

          (iv) EXAMPLE. If REBIT was $4.8 million, indebtedness of the Company on the Closing Balance Sheet was $8.0 million, the Second Adjustment Consideration would be calculated as follows:


                                      4
                                                Agreement and Plan of Merger


                                                  ($ MILLIONS)
                6 x (REBIT of $4.8 million)            28.8
                Less $20 million                      (20.0)
                Less debt at close                     (8.0)
                                                      -----
                Contingent payment                      0.8
                                                      -----
                                                      -----

          (v)   The Parent shall distribute the Second Adjustment
     Consideration, if any, within ten (10) business days of the Second Adjustment Date. The Second Adjustment Consideration shall be paid 60% in cash and 40% in shares of Parent Common Stock.

     (d) DISPUTE RESOLUTION. The Closing Balance Sheet and FY98 Earnings Statement delivered pursuant to this Agreement shall be deemed accepted by and conclusive with respect to all parties, within thirty (30) days after the date on which such financial statements are delivered, unless a party provides written notice to the other parties stating each item to which such party takes exception as not being in accordance with generally accepted accounting principles or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be paid promptly). If a proposed change is disputed, then the Parent and the Stockholders shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which one party has given the other parties notice of any such proposed change which remains disputed, then the parties shall mutually choose an independent firm of public accountants of nationally recognized standing (other than Arthur Anderson LLP) to resolve any remaining dispute. The accounting firm shall act as an arbitrator to determine, based solely on presentations by the parties and not by independent review, only those issues still in dispute. The decision of the accounting firm shall be final and binding. All of the fees and expenses of the accounting firm shall be paid equally by the Parent and the Stockholders; PROVIDED, HOWEVER, that if the accounting firm determines that either party's position is totally correct, then the other party shall pay 100% of the costs and expenses incurred by the accounting firm in connection with any such determination.

     (e) TREASURY SHARES. Each share of the Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

     (f) DEBT. Each note or other debt instrument of the Company which is outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as a debt instrument of the Surviving Corporation subject to its terms and provisions.

     1.7 ADJUSTMENTS FOR PURCHASED REAL ESTATE. Subsequent to the parties' negotiation of the Merger Consideration described in Section 1.6, the Company acquired certain real property and improvements located at 17800 Gothard Street in Huntington Beach, California (the "Purchased Real Estate"). In respect of the Purchased Real Estate, the following adjustments shall be made to the determination of the First Contingent Adjustment and the Second Contingent Adjustment:

                                      5
                                                Agreement and Plan of Merger

     (a) FIRST CONTINENT ADJUSTMENT. In determining the Company's net worth as of the Closing Date, the net worth determined pursuant to Section 1.6(b) shall be adjusted by (i) adding all amounts actually expended by the Company with respect to the purchase or carrying of the Purchased Real Estate that would not have been incurred had the Company continued to lease the Purchased Real Estate under the terms of the Company's lease immediately prior to such purchase (the "Purchased Property Lease") (which expenditures shall include closing costs and loan expenses not capitalized, loan payments and depreciation deductions), and (ii) subtracting lease payments that would have been made under the Purchased Property Lease.

     (b) SECOND CONTINGENT ADJUSTMENT. In determining the amount of the Second Contingent Adjustment, REBIT determined pursuant to Section 1.6(c) shall be adjusted by (i) adding depreciation and interest deductions from the date the Company acquired the Purchased Real Estate, as well as any non-capitalized expenses incurred in connection with the acquisition of the Purchased Real Estate, and (ii) subtracting any lease payments that would have been made under the Purchased Property Lease.

     1.8  SURRENDER OF SHARES OF THE COMPANY COMMON STOCK; STOCK TRANSFER
BOOKS.

     (a) The Parent or, at the Parent's option, a bank or trust company designated by the Parent, shall act as agent for the holders of shares of the Company Common Stock in connection with the Merger (the "EXCHANGE AGENT") to receive the Cash Consideration to which holders of shares of the Company Common Stock shall become entitled pursuant to Section 1.6(a). When and as needed, the Parent or the Purchaser will promptly make available to the Exchange Agent sufficient funds to make all payments when due pursuant to
Section 1.8(b).

     (b) Upon surrender to the Exchange Agent of a certificate which immediately prior to the Effective Time represented shares of the Company Common Stock (a "CERTIFICATE"), together with such other documents as may be reasonably required by the Parent (including pursuant to any arrangements with the Exchange Agent, if not the Parent), and upon delivery of a power of attorney in respect of the Stockholders' Representative, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of each share of the Company Common Stock formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. To the extent required by applicable law, the Exchange Agent may (on behalf of the Surviving Corporation and to fulfill its obligations under applicable law) withhold from the Cash Consideration to be received by a holder of Certificates any required withholding tax thereon, including if such holder has not provided the Parent and the Exchange Agent a certification under Treasury Regulation Section 1.1445-2(b) that the holder is not a foreign person and the Company has not provided the Parent and the Exchange Agent a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h) that the interests of the Company are not U.S. real property interests within the meaning of section 897 of the Internal Revenue Code of 1986, as amended (the "CODE"). If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered

                                      6
                                                Agreement and Plan of Merger
shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

     (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been paid to the Exchange Agent pursuant to Section 1.8(a) and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of the Company Common Stock except as otherwise provided for herein or by applicable law.

     1.9 CLOSING AND CLOSING DATE. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 7.1, the closing (the "CLOSING") of this Agreement shall take place (a) at 10:00 a.m., Los Angeles time, on July 27, 1998, assuming all other conditions to the respective obligations of the parties set forth in Article VI hereof shall have been satisfied or waived or
(b) at such other time and date as the Parent and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the "CLOSING DATE"). The Closing shall take place at the offices of the Parent or at such other location as the Parent and the Company shall agree.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     When used in this Article II or otherwise in connection with the Company or any of its subsidiaries, the term "MATERIAL ADVERSE EFFECT" means any change or effect that would be materially adverse to the business, operations, assets, prospects, financial condition or results of operations of the Company or that would materially impair the ability of the Company to perform its obligations hereunder. The Company represents and warrants to the Parent and the Purchaser that:

                                                Agreement and Plan of Merger

     2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect.

     2.2 ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to the Parent a complete and correct copy of the Articles of Incorporation of the Company and the By-Laws of the Company as currently in effect. Such Articles of Incorporation and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     2.3  CAPITALIZATION; SUBSIDIARIES.

     (a) The authorized capital stock of the Company consists of 15,000 shares of the Company Common Stock. As of the date hereof, (i) 15,000 shares of the Company Common Stock were issued and outstanding, all of which shares were validly issued, fully paid and nonassessable, were issued free of preemptive (or similar) rights, except as disclosed in Section 2.3(a)(i) of the Company Disclosure Schedule (all of which rights have been waived by the holders thereof pursuant to Section 5.1 hereof), and were owned beneficially and of record in the amounts and by the persons set forth in Section 2.3(a)(i) of the Company Disclosure Schedule, and (ii) no shares of the Company Common Stock were held in the treasury of the Company. Except as set forth above, there are outstanding (1) no shares of capital stock or other voting securities of the Company, (2) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (3) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (4) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "COMPANY SECURITIES"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     (b) The Company does not have any nor are there any subsidiaries or other entities in which the Company (other than through fiduciary investments on behalf of employee retirement accounts) owns, directly or indirectly, any equity interest.

                                      8
                                                Agreement and Plan of Merger

     2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "COMPANY BOARD") and the holders of all outstanding shares of the Company Common Stock have approved this Agreement and the Merger by written consent pursuant to Section 5.1 hereof and, other than the filing and recordation of appropriate merger documents as required by the DGCL or the CCC, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). The Company Board by unanimous written consent has (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved to recommend approval and adoption of this Agreement and Merger by the Company's stockholders and (iv) directed that this Agreement be submitted to the Company's stockholders. The Merger has been authorized by the written consent of all of the outstanding shares of the Company Common Stock, pursuant to Section 5.1 hereof.

     2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution, delivery and performance of this Agreement by the Company do not and will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, approvals, authorizations and filings contemplated by clauses (i) and (ii) of subsection (b) below have been obtained or made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected, other than any of those which involve or relate to property, assets, services or obligations with a value of less than $25,000 (the "IMMATERIAL CONSENTS").


                                      9
                                                Agreement and Plan of Merger

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL or the CCC.

     2.6 COMPLIANCE. The Company is in compliance with, and is not in default or violation of, (i) the Articles of Incorporation and By-Laws of the Company, (ii) all laws, rules, regulations, orders, judgments and decrees applicable to it or by which any of its prospective properties are bound or affected and (iii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations to which a party or by which or any of its respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 1995, the Company has not received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval material to the Company.

     2.7  FINANCIAL STATEMENTS.

     (a) Included as Section 2.7(a) of the Company Disclosure Schedule are the following financial statements: (i) the audited and qualified statements of financial position of the Company as of October 31, 1997 (the "FY97 BALANCE SHEET"), and the related audited statements of operations and cash flows for the year ended October 31, 1997, and the unaudited statements of financial position of the Company as of October 31, 1996 and October 31, 1995 and the related unaudited statements of operations and cash flows for each of the two fiscal years of the Company in the period ended October 31, 1996, in each case reported on or reviewed, as the case may be, by Allen, Haight & Cooney LLP (or its predecessor), the Company's independent accountants; and
(ii) the unaudited statement of financial position of the Company as of May 31, 1998 (the "INTERIM BALANCE SHEET") and the related unaudited statements of operations and cash flows for the period of seven fiscal months ended on such date (the "INTERIM STATEMENT OF OPERATIONS"; together with the Interim Balance Sheet, the "INTERIM FINANCIAL STATEMENTS"). The aforementioned financial statements, including any notes thereto, are hereinafter collectively called the "FINANCIAL STATEMENTS".

     (b) The Financial Statements have been prepared based upon the books and records of the Company and, except as disclosed in the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and fairly present the financial position of the Company as of their respective dates and the results of operations and cash flows of the Company for the periods set forth therein, subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end adjustments.

     (c) Except as and to the extent set forth on the Interim Balance Sheet, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or


                                      10
                                                Agreement and Plan of Merger
otherwise) which would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with generally accepted accounting principles, other than liabilities or obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet which would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) No employee of the Company has any claim with respect to the cash surrender value of any life insurance policy held by the Company with respect to such employee, including the cash surrender values reflected on the Financial Statements.

     2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as specifically set forth in Section 2.8 of the Company Disclosure Schedule, since October 31, 1997, the Company has conducted its businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been (i) any change in the financial condition, results of operations, assets, business, operations or prospects of the Company having or reasonably likely to have a Material Adverse Effect, (ii) any condition, event or occurrence which, individually or in the aggregate, would have a Material Adverse Effect, (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company which would, individually or in the aggregate, have a Material Adverse Effect, (iv) any change by the Company in its accounting methods, principles or practices, (v) any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vi) any entry outside the ordinary course of business by the Company into any commitments or transactions material, individually or in the aggregate, to the Company, (vii) any redemption, purchase or other acquisition of any of its securities, (viii) any issuance of any shares of capital stock of the Company or any grant or issuance of any options, calls, warrants, or other rights, agreements, arrangements or commitments of any kind or character relating to the issuance of capital stock of the Company, or (ix) any increase in, establishment of or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or key employees of the Company, except for increases in compensation in the ordinary course of business consistent with past practice, or, any entry into, or amendment of, any employment, consulting or severance agreement or arrangement with any such present or former directors, officers or key employees.

     2.9 ABSENCE OF LITIGATION. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) if determined adversely to the Company would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or (ii) seek to delay or prevent the consummation of the transactions contemplated hereby. Neither the Company nor any of its respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which, insofar as can be reasonably foreseen, in the future would have, individually or in the

                                      11
                                                Agreement and Plan of Merger
aggregate, a Material Adverse Effect or could prevent or delay the consummation of the transactions contemplated hereby.

     2.10 EMPLOYEE BENEFIT PLANS.

     (a) Section 2.10(a) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including without limitation multiemployer plans within the meaning of section 3(37) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any liability for present or future payments or benefits. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "PLANS." The representations and warranties set forth in the following provisions of this Section 2.10 with respect to multiemployer plans shall be deemed made only to the knowledge of the Company to the extent liability material to the Company could arise in respect of such multiemployer plans (other than those representations and warranties set forth in Sections 2.10(b) and (f), which shall be qualified only as expressly set forth therein).

     (b) With respect to each Plan, the Company has delivered to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written summaries (or a description of any Plan not in writing) by the Company to its employees concerning the extent of the benefits provided under a Plan; and (iv) for the two most recent years: (1) the Form 5500 and attached schedules; (2) audited financial statements; and (3) actuarial valuation reports; PROVIDED, however, with respect to any multiemployer plan, the Company shall only be obligated to deliver any of the foregoing documents to the extent such documents are in the possession of the Company or its subsidiaries.

     (c) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of section 401(a) of the Code has received a favorable IRS determination letter that it is so qualified and since the date of such letter the Company has no knowledge of any event that would adversely affect such qualification; (ii) with respect to any Plan, no actions, audits, investigations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company's knowledge, threatened which could, if adversely determined, result in liability; (iii) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under section 4975 of the Code or section 406 of ERISA, which would subject the Company, the Purchaser or the Parent to any taxes, penalties or other liabilities under section 4975 of the Code or sections 409 or 502(i) of ERISA; (iv) no Plan document (other than collective bargaining agreements and multiemployer plans) provides for


                                      12
                                                Agreement and Plan of Merger
an increase in benefits on or after the Closing Date; and (v) each Plan (other than collective bargaining agreements and multiemployer plans) may be amended or terminated without an increase in the obligations or liabilities (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the FY97 Balance Sheet); except, with respect to items (i)-(v), to the extent that any liability arising therefrom, individually or in the aggregate, would not have a Material Adverse Effect.

     (d) (i) No Plan has incurred any "accumulated funding deficiency" as such term is defined in section 302 of ERISA and section 412 of the Code (whether or not waived); (ii) no reportable event within the meaning of section 4043 or ERISA has occurred which could reasonably be expected to result in a material liability to the Company or any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of sections 414(b), (c), (m) or (o) of the
Code) and no condition exists which could reasonably be expected to subject the Company or any member of its Controlled Group to a material fine under section 4071 of ERISA; and (iii) neither the Company nor any member of its Controlled Group has engaged in a transaction which could reasonably be expected to subject it to material liability under section 4069 of ERISA.

     (e) With respect to each of the Plans which is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, the assets of each such Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Plan on a termination basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

     (f) With respect to any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) to which the Company or any member of its Controlled Group has any liability or contributes: (i) the Company and each member of its Controlled Group has or will have, as of the Closing Date, made substantially all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement;
(ii) neither the Company nor any member of its Controlled Group has incurred any material withdrawal liability under Title IV of ERISA or, to the Company's knowledge, would be subject to such liability if, as of the Closing Date, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in section 4203 of ERISA) or partial withdrawal (as defined in section 4205 of ERISA) from any such multiemployer plan; (iii) to the Company's knowledge, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in sections 4241 and 4245, respectively, of ERISA); and (iv) to the Company's knowledge, neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to material liability under section 4212(c) of ERISA.

     (g) Except as specifically set forth on Section 2.10(g) of the Company Disclosure Schedule, no Plan exists which could result in the payment to any employee of the Company or any of its subsidiaries of a material amount of money or other property or rights or accelerate or provide any other material rights or benefits to any such employee as a result of the transactions contemplated by this Agreement.


                                      13
                                                Agreement and Plan of Merger

     (h) Except as required by section 4980B of the Code, neither the Company nor any member of its Controlled Group has promised any former employee or other individual not employed by the Company or any member of its Controlled Group medical or other benefit coverage and neither the Company nor any member of its Controlled Group maintains or contributes to any plan or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by the Company or any member of its Controlled Group.

     2.11 TAX MATTERS. For purposes of this Agreement, "TAXES" shall mean all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts, and "TAX RETURN" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (i) All Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are complete and correct in all material respects. The Company has timely paid all Taxes that are due, have been claimed or asserted by any taxing authority to be due or could be due from or with respect to them for the periods prior to the date hereof. The Company does not file any Tax Returns in any jurisdiction other than those set forth in Section 2.11(i) of the Company Disclosure Schedule. The Company files Tax Returns in all jurisdictions where required to file Tax Returns.

          (ii) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

          (iii) Except as set forth in Section 2.11(iii) of the Company Disclosure Schedule, the Tax Returns of the Company have not been audited or examined by any taxing authority. Except as set forth in Section 2.11(iii) of the Company Disclosure Schedule, to the knowledge of the Company, since December 31, 1993, no issue relating to the Company has been raised in writing by any taxing authority in any audit or examination which, by application of the same or similar principles, would reasonably be expected to result in a material deficiency for any subsequent period (including periods subsequent to the Closing Date). There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its subsidiaries for any taxable period, and no power of attorney granted by or with respect to the Company or any of its subsidiaries relating to Taxes is currently in force. No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company and no ruling has been received by the Company from any taxing authority.

                                      14
                                                   Agreement and Plan of Merger

          (iv) The Company has not been a member of a group for federal, state or local income tax purposes and the Company is not subject to liability for Taxes to any person, including, without limitation, liability arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law.

          (v) No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. No assessment of Tax not yet paid or accrued in the Interim Balance Sheet has been proposed in writing against the Company or any of its assets or properties.

          (vi) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets or properties. None of the assets or properties of the Company is (A) an asset or property that is or will be required to be treated as described in section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (B) tax-exempt use property within the meaning of section 168(h)(1) of the Code.

          (vii) The Company has not been nor is currently in material violation (or, with or without notice or lapse of time or both, would be in material violation) of any applicable law or regulation relating to the payment or withholding of Taxes. The Company has in all material respects duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

          (viii) As of the Closing, the Company will not be a party to, be bound by or have any obligation under any Tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person.

          (ix) There is no contract or agreement, plan or arrangement by the Company covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of section 280G of the Code.

          (x) The Company is not a shareholder of a "controlled foreign corporation" as defined in section 957 of the Code, is a member of a partnership or other pass-through entity or is a "personal holding company" as defined in section 542 of the Code.

                                      15
                                                  Agreement and Plan of Merger

     2.12 ENVIRONMENTAL MATTERS.

     (a) Except as set forth in Section 2.12 of the Company Disclosure Schedule and other than such exceptions to any of the following as would not, individually or in the aggregate, result in a Material Adverse Effect:

          (i) (A) the Company is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws (as defined below); and (B) the Company reasonably believes that it will, and will not incur expense to, timely attain and maintain compliance with all Environmental Laws (including, without limitation, obtaining, renewing and complying with Environmental Permits) applicable to any of its current operations or properties or to any of its planned operations;

          (ii) (A) the Company holds all Environmental Permits (as defined below) (each of which is in full force and effect) required for any of its current operations and for any property owned, leased, or otherwise operated by it, and is, and within the period of all applicable statutes of limitation have been, in compliance with all such Environmental Permits; and (B) the Company reasonably believes that each transfer or renewal of, or reapplication for, any Environmental Permit required as a result of the Merger will be, and will not entail expense to be, timely effected;

          (iii) no review by, or approval of, any governmental authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement;

          (iv) the Company has not received any Environmental Claim (as defined below), and no such Environmental Claim is being threatened; and

          (v) Hazardous Materials (as defined below) are not present on or in any property owned, leased, or operated by the Company, that would be reasonably likely to form the basis of any Environmental Claim against any of them; and no Hazardous Materials are present on any other property that would be reasonably likely to form the basis of any Environmental Claim against the Company (including, without limitation, any Environmental Claim against any person whose liability the Company has or may have retained or assumed, whether contractually, by operation of law or otherwise, or against any real or personal property formerly owned, leased or operated, in whole or in part, by the Company).

     (b) For purposes of this Agreement, the terms below shall have the following meanings:

          "ENVIRONMENTAL CLAIM" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice (written or oral) of noncompliance, violation, or liability, by any person asserting liability or potential liability (including without limitation liability or potential liability for enforcement,


                                      16
                                                  Agreement and Plan of Merger
     investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

          "ENVIRONMENTAL LAWS" means all foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law regulating in any manner pollution or protection of the environment (including without limitation indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or of human health as it may be affected by exposure to any pollutant, contaminant or similar substance or by any condition in the environment.

          "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations, exemptions and other filings with or authorizations by any governmental authority under any Environmental Law.

          "HAZARDOUS MATERIALS" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity, and all other materials and forces, whether or not defined as such, that are regulated pursuant to any Environmental Law or that could result in liability under any Environmental Law.

     2.13 LABOR MATTERS. (i) There is no unfair labor practice charge or complaint pending or, to the knowledge of the Company, threatened with regard to employees of the Company; (ii) there is no labor strike, slowdown, work stoppage, lockout, dispute or other similar labor controversy in effect, or otherwise affecting, or, to the knowledge of the Company, threatened against the Company, and the Company has not experienced any such labor controversy within the past three years; (iii) no representation question exists or has been raised respecting employees of the Company within the past three years, nor to the knowledge of the Company are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization; (iv) the Company is not party to, or is otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices of the Company; (v) the Company is in compliance in all respects material to the Company's business with all applicable laws, agreements (including consent decrees), contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, including all laws, agreements (including consent decrees), contracts and policies precluding discrimination in employment or the wrongful or improper discharge of employees; (vi) the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has the Company planned or announced any such action or program for the future; (vii) the Company has not incurred any liability under, and have complied in all material respects with,


                                    17
                                                  Agreement and Plan of Merger
the Worker Adjustment Retraining Notification Act of 1988 ("WARN"); (viii) the Company is in compliance in all material respects with their obligations pursuant to WARN, and in all respects material to the Company's business with all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise with regard to employees of the Company; and (ix) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Company is pending or, to the knowledge of the Company, threatened against either the Company which, if determined adversely to the Company, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     2.14 REAL PROPERTY.

     (a) Section 2.14(a) of the Company Disclosure Schedule contains a complete and correct list of all real property owned by the Company, including any buildings, structures and improvements thereon or appurtenances thereto, setting forth the address and owner of each parcel of real property and describing all improvements thereon. There are no outstanding options or rights of first refusal to purchase any of such real property, or any portion thereof or interest therein.

     (b) Section 2.14(b) of the Company Disclosure Schedule contains a complete and correct list of all real property leased by the Company (together with the real property described in Section 2.14(a), the "REAL PROPERTY") setting forth the address, landlord and tenant for each lease and, the Company has previously delivered to the Parent correct and complete copies of all such leases. Each such lease is the legal, valid, binding, enforceable obligation of the Company and, to the knowledge of the Company, of each other party thereto and, to the knowledge of the Company, is in full force and effect. Neither the Company nor, to the knowledge of the Company, any other party is in material default, violation or breach in any respect under any such lease, and to the knowledge of the Company no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a material default, violation or breach in any respect under any such lease. The Company enjoys peaceful and undisturbed possession under such leases for such leased real property sufficient for current use and operations.

     (c) There are no eminent domain or other similar proceedings pending or, to the knowledge of the Company or with respect to which the Company has been contacted in writing, threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding pending or, to the knowledge of the Company, threatened relating to the ownership, lease, use or occupance by the Company of any of the Real Property.

     (d) To the knowledge of the Company, the current use of the Real Property in the conduct of the business of the Company does not violate in any material respect any instrument of record or agreement affecting the Real Property. To the knowledge of the Company, there is no material violation of any covenant, condition, restriction, easement or order of any


                                      18
                                                  Agreement and Plan of Merger
governmental authority having jurisdiction over such property or of any other person entitled to enforce the same affecting the Real Property or the use or occupancy thereof.

     (e) To the knowledge of the Company, the Real Property is in compliance in all material respects with all applicable building, zoning, subdivision and other land use and similar applicable laws, rules and regulations affecting the Real Property, and the Company has not received any notice of any material violation or claimed violation of any such laws, rules and regulations within the past three years which have not been resolved.

     (f) The Company has good (and, in the case of owned Real Property, marketable) title to, or a valid and binding leasehold interest in, the Real Property free and clear of all liens and encumbrances except (i) as set forth in Section 2.14(f) of the Company Disclosure Schedule, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable; (iii) mechanics', workmen's, repairmen's, warehousemen's, carriers', or other like liens arising or incurred in the ordinary course of business, (iv) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions which would be shown by a current title report; (v) zoning, building and other similar restrictions; or (vi) other liens and encumbrances which, individually or in the aggregate with respect to each parcel of Real Property, do not materially adversely affect the Company's possession and current use thereof.

     2.15 BROKERS. No broker, finder or investment banker (other than The Geneva Companies) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.16 MATERIAL CONTRACTS; DEFAULTS. Set forth in Section 2.16 of the Company Disclosure Schedule is a true and correct list of all material contracts, leases, licenses or other agreements to which the Company is a party or by which it or any of its respective assets is bound (the "MATERIAL CONTRACTS"), including any such agreements involving the expenditure (or the transfer of assets or services) by any party thereto in an aggregate amount or with an aggregate value in excess of $50,000 in any year. The Company has delivered to the Parent correct and complete copies of all such Material Contracts. The Company is not, or has not received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not, either individually or in the aggregate, have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by the Company or, to the knowledge of the Company, by any other party.

     2.17 INTELLECTUAL PROPERTY. The Company owns, or is licensed to use (in each case, free and clear of any material liens or other encumbrances) all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to the business, operations, assets, prospects, financial condition or results of operations of the Company. The use of such patents, trademarks, trade names, copyrights, technology, know-how and processes by the Company does not infringe on the rights of any person, subject to such claims and infringements as would not, if determined adversely to the Company, individually or in the aggregate give rise to any


                                     19
                                                  Agreement and Plan of Merger
liability on the part of the Company which would have a Material Adverse Effect. To the knowledge of the Company, no person is infringing on any right of the Company with respect to any such patents, trademarks, trade names, copyrights, technology, know-how or processes.

     2.18 DISCLOSURE. None of the information included or disclosed by the Company in its representations and warranties herein or in the Company Disclosure Schedule is false or misleading in any respect, or contains any misstatement of fact or omits to state any facts required to be stated to make such information not misleading, in all cases except to the extent that any such false or misleading representations, misstatements and omissions are not material to the business, operations, assets, prospects, financial condition or results of operations of the Company or to the ability of the Company to perform its obligations hereunder.

     2.19 NO UNDISCLOSED LIABILITIES OR CONTINGENCIES. Except as set forth in Section 2.19 of the Company Disclosure Schedule, the Company does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the most recent Financial Statements referred in Section 2.7 above or (ii) were incurred after October 31, 1997 in the ordinary course of business and in the aggregate do not exceed $25,000.

     2.20 CONDUCT OF BUSINESS. Except as set forth in Section 2.20 of the Company Disclosure Schedule, since October 31, 1997, the Company has not:

     (a) Incurred or suffered any lien or pledge of, or other encumbrance against, any of its assets or any other change in condition (financial or otherwise), liabilities or business except changes in the ordinary course of business which have not had a Material Adverse Effect;

     (b) Incurred or suffered any damage, destruction or loss not adequately covered by insurance except such as have been completely repaired or restored or have not had a Material Adverse Effect;

     (c) Made any sale, lease, abandonment or disposition, other than in the ordinary course of business, of any real property used in the conduct of the business;

     (d) Disposed of or knowingly permitted to lapse any rights to the use of any intellectual property rights;

     (e) Increased the salary or other compensation payable or to become payable to any employees, or declared, paid, or entered into any commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any Employee;

     (f) Made or become obligated to make, any material loans or advances (other than advances in respect of expenses in the ordinary course of business) to any director, officer, or employee of the Company;

     (g) Canceled any debts owed to or claims held by the Company, including the settlement of any claims or litigation, or waived any other rights held by the Company other


                                     20
                                                  Agreement and Plan of Merger
than in the ordinary course of business consistent with past practice or in an amount not in excess of $10,000 in the aggregate;

     (h) Paid any claims against the Company, including the settlement of any claims or litigation against the Company or the payment or settlement of any obligations or liabilities of the Company, other than in the ordinary course of business consistent with past practice or in an amount not in excess of $10,000 in the aggregate;

     (i) Created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) with aggregate payments exceeding $10,000 during the term of such lease;

     (j) Accelerated or delayed collection of notes or accounts receivables in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

     (k) Delayed or accelerated payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

     (l) Undertaken or committed to undertake any capital expenditures exceeding $10,000 in the aggregate;

     (m) Made or agreed to make any payment of cash or distribution of assets to the Stockholders, except for regular payments of wages, salary, and employee benefits consistent with past practice;

     (n) Made any change in the accounting principles and practices used by the Company from those applied in the preparation of the balance sheet as of October 31, 1997 and the related statements of income for the period ended on October 31, 1997;

     (o) Prepared or filed any Tax Return inconsistent with past practice or, in any such Tax Return, taken any position, made any election or adapted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or

     (p) Entered into any negotiations or contracts to accomplish any of the items described in the preceding clauses (a) through (o) or any other material transaction except in the ordinary course of business.

     2.21 INVENTORY.

     (a) All markings or other identification of any individual item of inventory will be, in all material respects, accurate in accordance with industry standards. Inventory will not include any surplus items, except for those items expressly identified as such in the Inventory Schedule delivered to the Purchaser.


                                      21
                                                  Agreement and Plan of Merger

     (b) Since the date as of which the information appearing in the Inventory Schedule was prepared:

          (i) the Company has not purchased, accepted or otherwise acquired any fixed assets, inventory, goods, merchandise or other items held for sale or delivery from the Stockholders or any affiliate thereof; and

          (ii) through and including the Closing Date, the Company has not added to Inventory any new item that would be treated as a separate line item on the Inventory Schedule and that was not included in a line item appearing on the Inventory Schedule, except for new items that, in the aggregate, had a cost of $5,000 or less.

     2.22 CONDITION OF THE FIXED ASSETS AND THE REAL PROPERTY. The fixed assets and the Real Property are in a condition suitable for operation and use thereof in the ordinary course of the Company's business as currently conducted.

     2.23 CONDEMNATION. There are no eminent domain or condemnation proceedings pending or, to the knowledge of the Company, threatened against any of the real property or any land or buildings subject to a lease.

     2.24 TITLE MATTERS. Except as disclosed in Section 2.24 of the Company Disclosure Schedule, upon the Closing, the Company will have title to, and will transfer to the Purchaser title to, each of the assets, free and clear of all liens, claims, security interests, encumbrances and restrictions on transfer.

     2.25 ACCOUNTS RECEIVABLE. All accounts receivable have arisen from bona fide transactions by the Company in the ordinary course of business and relate to account debtors who are not, to the knowledge of the Company, the subject of any pending or threatened bankruptcy, insolvency or similar debtor relief proceedings. All accounts receivable to be reflected on the Closing Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected on the Closing Balance Sheet. All accounts receivable as of the Closing Date will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Closing Balance Sheet. Except as set forth on in Section 2.25 of the Company Disclosure Schedule, none of the accounts receivable reflected on the Closing Balance Sheet are more than ninety (90) days old and none of the accounts receivable as of the Closing Date will be more than ninety (90) days old.

     2.26 INSURANCE; OCCUPATIONAL DISEASE BENEFITS.

     (a) Section 2.26(a) of the Company Disclosure Schedule sets forth a list and brief description of all policies of insurance maintained, owned or held by or for the benefit of the Company on the date hereof. The Company has maintained, and has in effect, such policies of motor vehicle, property, casualty, workers' compensation, product liability, general liability


                                     22
                                                  Agreement and Plan of Merger
and other insurance, including without limitation group insurance and any other life, health, disability or other insurance for the benefit of employees or their dependents or both, as are deemed by it to be appropriate and as are believed to be generally comparable to such policies maintained by similarly situated businesses. For so long as the Company has conducted business, the Company has been, and from and after the date hereof until the Closing, will be, insured under each such policy. The Company has not given or received any notices of cancellation or nonpayment of the premiums for such policies and the premiums due thereon have been fully paid.

     (b) Since July 1, 1995, the Company has submitted no claims to an insurer by the Company with respect to any casualty or damage to any property or asset used in the conduct of the business.

     (c) Section 2.26(c) of the Company Disclosure Schedule contains a true and complete list of all pending claims against the Company for any workers' compensation or federal or state occupational disease benefits made within the past three years. All such benefits otherwise have been paid in full as due.

     2.27 CERTAIN MATTERS RELATING TO THE COMPANY FACILITIES.

     (a) The Company facilities are currently served by all utility services, including sewer, water, gas and electric power and telephone service, that are necessary for its continued use for the operation of the business as currently conducted thereon. All installation and connection charges for such utilities are paid in full. Except as to matters fully covered by any title policies, all such utilities serve the improvements through adjoining public streets or valid easements appurtenant to the facilities.

     (b) The Company has not received notice from any insurance company providing insurance coverage or from any board of fire underwriters or other body exercising similar functions, that require or recommend the performance of any repairs or alterations to the facilities which have not been performed heretofore.

     2.28 TORT LIABILITY. No tortious event has occurred which has or are reasonably expected to have, individually or in the aggregate, an adverse effect of $25,000 or more on the Company or on the results of operations, financial condition, operations or cash flows of the Company.

     2.29 PRODUCTS LIABILITY. None of the inventory, goods or products sold, shipped or otherwise delivered to customers by the Company prior to the Closing has or had any defect or damage, in engineering, development, design, tooling, manufacturing, packaging, storing, shipping or otherwise, that could reasonably be expected to give rise to any liability, duty or obligation after the Closing of Surviving Corporation under any product liability, breach of warranty or similar claim, express or implied which liability, duty or obligation is in excess of $25,000.


                                      23
                                                  Agreement and Plan of Merger

     2.30 CUSTOMERS AND SUPPLIERS.

     (a) Section 2.30 to the Company Disclosure Schedule sets forth a list of names, addresses and key data for the fifteen largest customers (who maintained accounts with the Company as of October 31, 1997) and the fifteen largest suppliers (measured in each case by dollar volume of purchases or sales during the year ended October 31, 1997) of the Company and the dollar amount of purchase or sales which each such customer or supplier represented during the fiscal year ended October 31, 1997. Except as disclosed in
Section 2.30 to the Company Disclosure Schedule, there exists no actual or threatened termination, cancellation, or limitation of, or any modification or change in, the business relationship with any of the customer or group of customers listed, or whose purchases individually or in the aggregate are material to the operation of the Company, or with any supplier or group of suppliers listed, or whose sales individually or in the aggregate are material to the operation of the business and, to the knowledge of the Company, there exists no present condition or state of facts or circumstances involving customers, suppliers or sales representatives and their relationships with the Company which could reasonably be expected to have a material adverse effect or prevent the conduct of the business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted.

     (b) Since October 31, 1996, neither the Company nor any affiliate thereof has lost or been notified, directly or indirectly, in writing that it will lose (and, to the knowledge of the Company, no customer has notified the Company or any affiliate thereof that the Company would, in the event of consummation of the transactions contemplated by this Agreement, lose) any customer or group of related customers of the Company that generated (individually or as a related group) sales for the year ended October 31, 1997 equal to or greater than $50,000.

     2.31 DUE DILIGENCE MATTERS. The Company does not have in its possession, nor, to the knowledge of the Company, do any of the Company's officers, directors, stockholders or employees have in their possession, any documents or other information that would be responsive in any material respect to the request for information made by the Parent's counsel by letter dated May 26, 1998 and attached hereto as Exhibit D, other than those documents listed on the Due Diligence Index attached hereto as Exhibit E.

                                ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF
                      THE PARENT AND THE PURCHASER

          The Parent and the Purchaser hereby jointly and severally represent and warrant to the Company that:

     3.1 CORPORATE ORGANIZATION. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it


                                     24
                                                  Agreement and Plan of Merger
is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, materially impair the ability of the Parent or the Purchaser to perform its obligations hereunder.

     3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Parent and the Purchaser has the corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Parent and the Purchaser and the consummation by each of the Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the respective boards of directors of the Parent and the Purchaser and by the sole stockholder of the Purchaser and, other than filing and recordation of appropriate merger documents as required by the DGCL and the CCC, no other corporate proceedings on the part of either the Parent or the Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     3.3  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution, delivery and performance of this Agreement by the Parent and the Purchaser do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of the Parent or the Purchaser; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Parent or the Purchaser or by which either of them or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Parent or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or the Purchaser is a party or by which the Parent or the Purchaser or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger or to materially impair the ability of the Parent or the Purchaser to perform its obligations hereunder.

     (b) The execution, delivery and performance of this Agreement by the Parent and the Purchaser do not and will not require any consent, approval, authorization or permit of,


                                      25
                                                  Agreement and Plan of Merger
action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the HSR Act, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL and the CCC, and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger or to materially impair the ability of the Parent or the Purchaser to perform their obligations hereunder.

     3.4 PARENT COMMON STOCK. As of July 1, 1998, the authorized capital stock of the Parent consisted of 20,000,000 shares of the Parent Common Stock, of which 4,704,000 shares were issued and outstanding, and of 10,000,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of which 4,206,000 shares were issued and outstanding. Upon issuance in accordance with the terms of this Agreement, the shares of the Parent Common Stock will be validly issued, fully paid and nonassessable.

     3.5 WARN. The Parent is not planning or contemplating, and has not made or taken, any decisions or actions concerning the Company or its subsidiaries with respect to the 90-day period following the Closing that would require the service of notice under WARN.

     3.6 FILING AND ACCURACY OF REPORTS; CHANGES. During the twelve months preceding the date of this Agreement, the Parent has timely filed with Securities and Exchange Commission each of the reports (the "REPORTS") required to be filed by it under Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). All of the Reports and any financial statements filed with the Reports are accurate in all material respects. Except as set forth in the Reports, since the end of the Parent's last fiscal year, the Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been (i) any change in the financial condition, results of operations, assets, business, operations or prospects of the Parent or any of its subsidiaries having or reasonably likely to have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of the Parent and its subsidiaries taken as a whole or that would materially impair the ability of the Parent to perform its obligations hereunder (a "PARENT MATERIAL ADVERSE EFFECT"), (ii) any condition, event or occurrence which, individually or in the aggregate, would have a Parent Material Adverse Effect, or (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any asset of the Parent or any of its subsidiaries which would, individually or in the aggregate, have a Parent Material Adverse Effect.

     3.7 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of the Parent and the Purchaser to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

     3.8 SECTION 25102(I) REPRESENTATIONS. The Parent is a corporation with outstanding securities registered under Section 12 of the Exchange Act. The Purchaser is a wholly-owned subsidiary of Parent. By virtue of the transactions contemplated herein, 100% of the capital stock of the Company shall be converted into rights to receive the Merger Consideration


                                      26
                                                  Agreement and Plan of Merger
payable by the Purchaser to holders of Company Common Stock. In entering into such transactions, the Parent and the Purchaser are "acquiring" Company Common Stock for their own account for investment and not with a view to or for sale in connection with any distribution of the security.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     4.1 CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement pursuant to Section 7.1 and the Effective Time, unless the Parent shall otherwise agree in writing in advance, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company and its subsidiaries shall each use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Parent:

     (a) Amend its Articles of Incorporation or By-Laws or equivalent organizational documents;

     (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries, or (ii) any assets of the Company or any of its subsidiaries with an individual value in excess of $15,000 or an aggregate value as to all such assets of $100,000, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

     (c) Except for dividends by the Company's wholly-owned subsidiaries, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

     (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or (except for the


                                     27
                                                  Agreement and Plan of Merger
purchase of inventory in the ordinary course of business) any assets; (ii) sell, transfer, lease, mortgage, pledge, encumber or otherwise dispose of or subject to any lien any of its assets (including capital stock of subsidiaries), except for the sale of inventory in the ordinary course of business or pursuant to any capital equipment lease contemplated by the Company's budget for fiscal year 1998 included as Appendix I to the Company Disclosure Schedule (the "COMPANY 1998 BUDGET"); (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, other than borrowings in an aggregate amount not to exceed $100,000 in the ordinary course of business under the Company's existing lines of credit and any refinancings thereof; (iv) enter into any contract or agreement other than in the ordinary course of business consistent with past practice or enter into, or amend or terminate any of its existing, joint venture arrangements; (v) enter into any commitments or transactions material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (vi) authorize any capital expenditure which is not specifically authorized in the Company 1998 Budget; or (vii) enter into or amend any contract, agreement, commitment or arrangement obligating it to take any of the actions set forth in this
Section 4.1(e);

     (f) Except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement and described in Section 2.10(a) of the Company Disclosure Schedule, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in all cases to the extent in the ordinary course of business in accordance with past practice, (ii) grant any severance or termination pay in excess of the Company's or its applicable subsidiary's current policies described in Section 2.10(a) of the Company Disclosure Schedule, (iii) enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, other than hiring and firing of employees who are not key employees, replacement hiring and payments of severance pursuant to the Company's or its applicable subsidiary's current policies described in Section 2.10(a) of the Company Disclosure Schedule, in all cases to the extent in the ordinary course of business in accordance with past practice, or (iv) except as required by applicable law or to preserve the tax status of any Plan, establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

     (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

     (h) Make any Tax elections or settle or compromise any material federal, state, local or foreign Tax liabilities involving an aggregate amount in excess of $25,000;

                                      28
                                                  Agreement and Plan of Merger

     (i) Settle or compromise any pending or threatened suits, actions or claims in a manner obligating the Company or any subsidiary thereof to pay, or waiving amounts claimed by the Company or any of its subsidiaries, in an aggregate amount (with respect to all such obligations and waivers) in excess of $25,000;

     (j) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

     (k) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

     (l) Effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries; or

     (m) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(1).

                                  ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 CONSENT AND WAIVER OF STOCKHOLDERS; WAIVER OF COMPANY. Each of the Stockholders hereby (a) consents to the execution of this Agreement by the Company and to the transactions contemplated by this Agreement, and (b) waives any pre-emptive or other rights to acquire Company Common Stock, which waiver and consent are evidenced by the signatures of the Stockholders on the signature pages hereto. Each of the persons signing this Agreement on behalf of the Stockholders has all necessary power and authority to execute and deliver this Agreement, to perform the obligations of such Stockholders hereunder and to consummate the transactions contemplated hereby. The Company hereby waives any pre-emptive or other rights to acquire Company Common Stock.

     5.2  ACCESS TO INFORMATION: CONFIDENTIALITY.

     (a) From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the Parent and financing sources who shall agree to be bound by the provisions of this Section 5.2(a) as though a party hereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may from time to time be requested. All information received by the Parent and such other persons hereunder shall be governed by the provisions of the letter

                                      29
                                               Agreement and Plan of Merger
agreement dated May 15, 1998 between the Company and the Parent (the "CONFIDENTIALITY AGREEMENT"), which shall continue in full force and effect following the execution of this Agreement.

     (b) The Company agrees that it will not, prior to the Effective Time, without the prior written consent of the Parent, disclose to any other person (other than its attorneys, accountants, agents and other representatives and agents who have a need to know such information and are advised of and agree to abide by the confidentiality restrictions herein set forth) the existence or terms of this Agreement, the terms or status of any transactions contemplated hereby or (except as expressly permitted pursuant to Section 5.3) any material information concerning the Company (or the Surviving Corporation) and its subsidiaries; PROVIDED HOWEVER, that (i) the information subject to the foregoing provisions of this sentence shall be deemed not to include any information generally available to the public (other than as a result of disclosure in violation hereof by the Company or any of its affiliates, representatives or agents), (ii) the Company and its representatives and agents shall not be restricted from making such disclosures as are required by applicable law, provided the Parent is provided prompt written notice of any such requirement in order to seek appropriate remedies with respect thereto and
(iii) promptly following the date hereof, the Parent and the Company will agree upon a plan under which the Company will be authorized to release and disseminate such information concerning the transactions contemplated hereby as may be relevant to its stockholders, employees, customers, suppliers and landlords.

     5.3 NO SOLICITATION OF TRANSACTIONS. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Company (i) may, directly or indirectly, furnish information and access to any corporation, partnership, person or other entity or group, in each case (other than in the case of the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent or the Purchaser) only in response to a request for such information or access made after the date hereof which was not encouraged, solicited or initiated, directly or indirectly, by the Company, any of its affiliates or any of their respective officers, directors, employees, representatives or agents after the date hereof, pursuant to appropriate confidentiality agreements, and (ii) may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company, but only if such entity or group has submitted a written proposal to the Company Board relating to any such transaction and the Company Board by a majority vote determines in its good faith judgment, based on the written advice of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of the Company Board's fiduciary duty under applicable law. The Company Board shall notify the Parent immediately if any such request or proposal (in each case whether written or oral) is made, shall deliver to the Parent a copy of any written request or proposal and a description of any oral request or proposal so received by the Company Board and shall keep the Parent

                                      30
                                               Agreement and Plan of Merger
promptly advised of all developments which could reasonably be expected to culminate in the Company Board withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. Except as set forth in this Section 5.3, none of the Company, its affiliates or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent or the Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party.

     5.4  EMPLOYEE BENEFITS MATTERS.

     (a) The Company shall or the Parent shall cause the Company and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company which are specifically set forth in
Section 2.10(a) of the Company Disclosure Schedule. Nothing herein shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to the Effective Time.

     (b) At least until October 31, 1998, the Parent shall cause the Surviving Corporation to provide to each of their employees those employee benefits which, at the Parent's option, are either substantially similar, in the aggregate, to those provided to similarly situated employees of the Parent and its other subsidiaries or are substantially similar, in the aggregate, to those currently provided by the Company and its subsidiaries; PROVIDED, HOWEVER, that nothing herein shall require the continuation of any plan, program or arrangement of the Company or shall interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law or as are permitted under the terms of any such plan, program or arrangement.

     (c) After the Effective Time, the Parent shall cause each employee benefit plan of the Surviving Corporation and its subsidiaries to give full credit for each employee's period of service with the Company and its subsidiaries prior to the Effective Time for all purposes for which such service was recognized under the Plans prior to the Effective Time, including, but not limited to, recognition of service for vesting, amount of benefits, eligibility to participate, and eligibility for disability and early retirement benefits and full credit for deductibles satisfied under the Plans toward any deductibles for the same period following the Effective Time, and shall cause to be waived any pre-existing condition limitation for any employee covered under a Plan immediately prior to the Effective Time; PROVIDED that past service credits shall not be

                                      31
                                               Agreement and Plan of Merger
given for benefit accrual purposes under any benefit plan which is a defined benefit plan, nor shall employees of the Company be entitled to participate in any retiree medical benefits not offered to new employees of the Surviving Corporation; and PROVIDED FURTHER that in no event shall credit be required to be given under any benefit plan which would result in duplicate benefits under any other benefit plan in respect of the same period of service.

     5.5 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event known to such party the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure, and the occurrence of any event that is reasonably likely to cause a failure, of the Company, the Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section
5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.6 FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of any required filings under the HSR Act and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

     5.7 PUBLIC ANNOUNCEMENTS. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with The Nasdaq Stock Market, Inc.

     5.8 WARN. The Parent agrees that it will not take any action which causes the notice provisions of WARN to be applicable to the transactions contemplated by this Agreement.

     5.9 REGISTRATION OF SECURITIES WITH SEC. The Parent agrees to provide the recipients of Parent Common Stock hereunder with the registration rights set forth in the Registration Rights Agreement attached as Exhibit F hereto.

                                      32
                                               Agreement and Plan of Merger

     5.10 REMOVAL OF PERSONAL LIABILITY. The Parent and the Purchaser agree to use their reasonable best efforts to obtain the removal of the personal liability of Robert E. McGuire under that certain Guaranty dated as of December 26, 1995 in favor of Shin Nippon Koki Co., Ltd. ("SNK"), with respect to that certain Installment Note in the amount of $1.5 million dated as of even date therewith by the Company in favor of SNK (the "SNK Note"); PROVIDED, HOWEVER, that neither the Parent nor the Purchaser shall be obligated to incur any liability or expense in order to obtain such removal, except that if such removal is not obtained within 90 days of the Closing, the Purchaser shall pay off the SNK Note.

                                  ARTICLE VI

                             CONDITIONS OF MERGER

     6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) This Agreement shall have been approved by the affirmative vote or written consent of the stockholders of the Company in accordance with the Company's Articles of Incorporation and By-Laws and the CCC.

     (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

     (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

     6.2 CONDITION TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional condition:

     The Parent and the Purchaser shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date; the representations and warranties of the Parent and the Purchaser contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except that those representations and warranties made as of a specific date shall be true in all respects (or all material respects, as the case may be) on and as of such date; and the Company shall have received a certificate signed by an authorized officer of the Parent to the foregoing effect.

                                      33
                                               Agreement and Plan of Merger

     6.3 CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE PURCHASER TO EFFECT THE MERGER. The obligations of the Parent and the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) Each of the Company and the Stockholders shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement and the Stockholders Agreement, respectively, required to be performed or complied with at or prior to the Closing Date; the representations and warranties of the Company and each of the Stockholders contained in this Agreement and the Stockholders Agreement, respectively, qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all respects material to the Company's business, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except that those representations and warranties made as of a specific date shall be true in all respects (or all respects material to the Company's business, as the case may be) on and as of such date; and the Parent shall have received certificates signed by an authorized officer of the Company and by each of the Stockholders to the foregoing effect.

     (b) No action or proceeding shall be pending against the Company or the Parent before any United States federal or state court of competent jurisdiction which action or proceeding has been brought by a federal or state governmental, regulatory or administrative agency or authority and which is reasonably likely to have a Material Adverse Effect or to prohibit, restrain, enjoin or restrict the consummation of the Merger.

     (c) All consents, approvals, authorizations and permits of, actions by, filings with or notifications to, governmental or regulatory authorities and third parties required in connection with the Merger, excluding the Immaterial Consents, shall have been obtained, taken or made.

     (d) The Parent shall have entered into Non-Competition Agreements and Employment Agreements with Robert E. McGuire and Ronald D. McGuire dated as of the date hereof in the forms attached as Exhibits G, H, and I hereto.

     (e) The Parent shall have obtained from General Electric Capital Corporation ("GECC") any consents required under the Parent's credit facility with GECC.

     (f) The Parent and the Purchaser shall have completed to their complete satisfaction their due diligence investigation of the Company, including an audit or other financial review.

     (g) The Parent shall be completely satisfied with the terms of the purchase of the Purchased Real Property, including any financing arrangements with respect thereto, and the Company shall have received any consents of lenders required with respect to the transactions contemplated by this Agreement.

     (h) The Stockholders shall have obtained, in a form satisfactory to the Parent and the Purchaser (in their sole and absolute discretion), the release of their Company Common Shares pledged under those certain Stock Pledge Agreements by Robert E. McGuire and Ronald D. McGuire, as pledgors, in favor of Robert S. McGuire, as Trustee of The Robert S.

                                      34
                                               Agreement and Plan of Merger

McGuire Family Trust (dated January 15, 1991), as pledgee, with respect to certain shares of Company Common Stock, and the related Promissory Notes of Robert E. McGuire and Ronald D. McGuire in favor of The Robert S. McGuire Revocable Living Trust (dated January 15, 1991), all of such instruments dated as of December 1, 1997 (the "Stock Pledge Agreements").

                                   ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding approval thereof by the stockholders of the Company:

     (a) By mutual written consent of the Parent, the Purchaser and the Company;

     (b) By either the Parent or the Company, if the Merger shall not have been consummated on or before the date which is two days following the date hereof, which date may be extended by the mutual written consent of the Parent and the Company;

     (c)  By the Company, if any of the conditions specified in Section 6.1 or
6.2 have not been met or waived by the Company, but only at and after such time as such condition can no longer be satisfied;

     (d)  By the Parent, if any of the conditions specified in Section 6.1 or
6.3 have not been met or waived by the Parent, but only at and after such time as such condition can no longer be satisfied;

     (e) By either the Parent or the Company, if the stockholders of the Company shall have failed to adopt this Agreement and approve the Merger by written consent;

     (f) By either the Parent or the Company, if any court of competent jurisdiction or other governmental body having jurisdiction within shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable;

     (g) By the Parent, if prior to the Closing Date (i) the Company Board shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended a Third Party Acquisition (as defined below), or shall have resolved to effect any of the foregoing, (ii) any person other than the Parent or any of its affiliates and other than the Stockholders shall have become the beneficial owner of more than 25% of the shares of the Company Common Stock or (iii) there shall have been a material breach on the part of any Stockholder of any representation, warranty, covenant or agreement on the part of any Stockholder contained in Section 2, 3 or 6 of the Stockholders Agreement which shall not have been cured prior to ten (10) days following notice of such breach; or

                                      35
                                               Agreement and Plan of Merger

          "THIRD PARTY ACQUISITION" means the occurrence of any of the following events: (i) the acquisition of control of the Company by merger, tender offer or otherwise by any person other than the Parent or any of its subsidiaries (a "THIRD PARTY"); (ii) the acquisition by a Third Party of 25% or more of the assets of the Company and its subsidiaries, taken as a whole;
(iii) the acquisition by a Third Party of 25% or more of the outstanding the Company Common Stock resulting in parties to the Stockholders Agreement no longer having the right to elect more than 75% of the directors of the Company; (iv) the adoption by the Company of a plan of liquidation; or (v) the repurchase by the Company or any of its subsidiaries of a majority of the outstanding the Company Common Stock; PROVIDED, however, that transfers of shares of the Company Common Stock among parties to the Stockholders Agreement shall not be deemed to constitute the acquisition of control or the acquisition of shares for purposes of this paragraph.

     7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.3; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for any breach hereof.

     7.3 FEES AND EXPENSES. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     7.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.5  WAIVER.

     (a) At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     (b) If the Purchaser or the Parent, on the one hand, or the Company, on the other, elects to proceed with the Closing after receiving written notice from the other party stating specifically, and the extent to which, any condition in its favor has not been satisfied or any representation, warranty or covenant by the other party has been breached (a "KNOWN BREACH"), then such Known Breach shall be deemed to be waived by such party, and such party shall be deemed to fully waive any and all claims, demands or charges in respect of such Known Breach.

                                      36
                                               Agreement and Plan of Merger

                                 ARTICLE VIII

                                   INDEMNITY

     8.1 INDEMNIFICATION. Subject to the limitations set forth in Section 8.3, from and after the Effective Time, the parties agree to the following indemnification provisions:

     (a) INDEMNIFICATION BY STOCKHOLDERS. The Parent, the Surviving Corporation and their respective affiliates, officers, directors, employees and representatives shall be indemnified and held harmless by the Stockholders from and against any and all losses, debts, liabilities, damages, obligations, claims, demands, payments, judgments or settlements of any nature or kind, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise) relating thereto and including any such losses and the like relating to the payment of Taxes (collectively, "LOSSES"), including any Losses relating to Third Party Claims (as defined in
Section 8.2(a) hereof), arising out of or resulting from:

          (i) any breach of any representation, warranty, covenant, or agreement by the Company or any Stockholder contained herein or in any Closing Document, or made pursuant to this Agreement or any Closing Document; or

          (ii) not withstanding any disclosure contained in the Company Disclosure Schedule, any (A) violation of or liability under any Environmental Law by the Company (or the Surviving Corporation) or for which any of them is otherwise responsible, or (B) the existence of any Hazardous Materials at (or their migration to) any location that at any time gives rise to any obligation of the Company (or the Surviving Corporation) under the Environmental Laws as in effect on the Closing Date to investigate or remediate, or to pay for investigation or remediation; but only if and to the extent such violation occurred or began or such liability arose, or such Hazardous Materials were at or migrating to such location or were disposed of by or on behalf of the Company, prior to the Closing Date (and, to the extent any such condition continued or worsened following the Closing Date, until the Parent or any of its subsidiaries discovered such condition and had a reasonable opportunity to halt or eliminate such condition) (all Losses described by this clause (ii), "ENVIRONMENTAL LOSSES"); or

          (iii) notwithstanding any disclosure contained the Company Disclosure Schedule, any liability or expense of the Company (or the Surviving Corporation or the Parent) with respect to those security interests disclosed in Part II (but excluding Part I) of Section 2.24 of the Company Disclosure Schedule, and including any expense incurred by the Company (or the Surviving Corporation or the Parent) in terminating any such security interest; or

          (iv) notwithstanding any disclosure contained in the Company Disclosure Schedule, any liability or expense of the Company (or the Surviving Corporation or the Parent) with respect to the Stock Pledge Agreements.

                                      37
                                               Agreement and Plan of Merger

      (b) INDEMNIFICATION BY THE PARENT AND THE PURCHASER. The Company and its respective affiliates, officers, directors, employees and representatives and the Stockholders shall be indemnified and held harmless by the Parent and the Purchaser from and against any and all Losses (collectively, "LOSSES"), including any Losses relating to Third Party Claims (as defined in Section 8.2(a) hereof), arising out of or resulting from any breach of any representation, warranty, covenant, or agreement by the Parent and the Purchaser contained herein or in any Closing Document.

     8.2  PROCEDURE FOR THIRD PARTY CLAIMS.

     (a) The party seeking indemnification under this Article VIII (the "INDEMNIFIED PARTY") shall give reasonably prompt written notice to the designated representative of the party from whom the indemnification is claimed (the "INDEMNIFYING PARTY") of any and all Losses or potential Losses arising out of or resulting from any claim, action, suit or proceeding brought by any third party in connection with any litigation, administrative proceedings or similar actions (collectively, "THIRD PARTY CLAIMS") that such Indemnified Party believes it is entitled to indemnification under Section 8.1, together with an estimate of the amount in dispute thereunder and a copy of any claim, process, legal pleadings or correspondence with respect thereto received by the Indemnified Party; PROVIDED, HOWEVER, that the failure of the Indemnified Party to give notice as provided in this Section 8.2(a) shall not affect the indemnification obligations hereunder except to the extent that such indemnification obligations are actually prejudiced or materially increased by such failure to give notice. Within thirty (30) days of receipt of such notice, the Indemnifying Party may, by written notice to the Indemnified Party, assume the defense of such Third Party Claim through counsel of its own choosing and with all expenses thereof, in which event the Indemnified Party may participate in the defense thereof with all expenses thereof to be paid by such Indemnified Party, PROVIDED that such Indemnified Party shall have the right to employ separate counsel to represent if (i) one or more legal defenses are available to the Indemnified Party that are not available to the Indemnifying Party, or (ii) a conflict of interest between the Indemnifying Party and such Indemnified Party exists with respect to such Third Party Claim which, without waiver by such Indemnified Party, would prevent counsel selected by the Indemnifying Party from acting on behalf of such Indemnified Party, in which case all reasonable expenses of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party fails to assume the defense of such Third Party Claim by delivering a written notice of its intent to assume such defense within thirty (30) days of receipt of the initial notice thereof, or thereafter abandons or fails to diligently pursue such defense, the Indemnified Party may assume such defense and the reasonable fees and expenses of its counsel shall be paid by the Indemnifying Party. In the event the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and

                                     38
                                               Agreement and Plan of Merger
make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Party, with all reasonable expenses of the Indemnified Party incurred in connection therewith to be paid by the Indemnifying Party. In the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party, with all expenses incurred in connection therewith to be paid by the Indemnifying Party. Notwithstanding anything in this Section 8.2(a) to the contrary, (x) in the event of a claim with respect to which the Indemnifying Party has agreed to assume the defense thereof without providing the Indemnified Party prior written notification that it is reserving the right to contest liability therefor, the Indemnifying Party shall not thereafter be entitled to dispute, and the Indemnifying Party hereby agrees not to dispute, the Indemnified Party's right to indemnification therefor pursuant to Section
8.1 hereof or any subsequent claims of the Indemnified Party with respect to such Third Party Claim, and (y) in the event of a claim with respect to which the Indemnifying Party has agreed to assume the defense thereof while notifying the Indemnified Party that it is reserving the right to contest liability therefor, the Indemnified Party may (within 30 days after receipt of notice of such reservation of rights) elect to retain or assume the defense of such Third Party Claim and the Indemnifying Party shall be entitled to inform the Indemnified Party that all costs of defense and investigation in respect of such Third Party Claim shall constitute disputed expenses and each Notice of Expenses in respect thereof shall be deemed to have prompted a Notice of Disputed Expenses under Section 8.2(d).

     (b) The Indemnifying Party shall not, with out the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any affiliate thereof. No Third Party Claim for which indemnity is sought under
Section 8.1 shall be settled by the Indemnified Party without the written consent of the Indemnifying Party; PROVIDED, HOWEVER, that the Indemnified Party may settle a Third Party Claim without the written consent of the Stockholder's Representative if the Stockholder's Representative has not assumed the defense of such Third Party Claim and does not promptly pay the cost of defending and investigating such Third Party Claim, including reasonable fees of the counsel to the Indemnified Party, in accordance with
Section 8.2(d). Upon the settlement or compromise of any Third Party Claim in accordance with the terms hereof or the final, non-appealable order of a court of competent jurisdiction or arbitrator with respect thereto, as the case may be, any resulting settlement, award, damages or judgment for which indemnification is sought shall be paid by the Indemnifying Party pursuant to a written notice from the Indemnified Party acknowledged by the Indemnifying Party (a "NOTICE OF PAYMENT"), such acknowledgement not to be unreasonably withheld or delayed.

     (c) Notwithstanding anything in this Section 8.2 to the contrary, if it is reasonably likely that, as a result of the limitations set forth in
Section 8.3(a), an Indemnified Party would be indemnified for less than 50% of the reasonably anticipated Losses with respect to any Third Party Claim, then the Indemnified Party shall unilaterally determine the manner of defense and resolution of such Third Party Claim, and, upon the resolution thereof, the Indemnified Party shall submit a Notice of Claim to the Indemnifying Party therefor in accordance with the

                                      39
                                               Agreement and Plan of Merger
procedures set forth in Section 8.2(a) hereof with respect to any Losses which are not recoverable within the limitations set forth in Section 8.3(a).

     (d) Subject to the last sentence of Section 8.2(a), all costs of investigating and defending Third Party Claims to be paid by the Indemnifying Party pursuant to Section 8.3(a) shall be submitted for payment as set forth in this paragraph. The Indemnified Party may seek reimbursement for such expenses in connection with any Third Party Claim by submitting a written claim therefor (a "NOTICE OF EXPENSES") to the Indemnifying Party, including reasonable documentation substantiating such expenses. Unless within thirty
(30) days of receipt of such Notice of Expenses, the Indemnifying Party, as the case may be, objects in writing to the payment of such expenses (a "NOTICE OF EXPENSES DISPUTE"), the Indemnifying Party shall pay such expenses. In the event of any dispute with respect to such expenses, payment shall be made only to the extent of the undisputed amount pending the resolution of such dispute in accordance with the provisions of this Section 8.2(d). The amount in dispute as set forth in the Notice of Expenses Dispute shall, after such Notice of Expenses Dispute has been given, not be payable until receipt of a final, non-appealable order or determination from an arbitrator or a court of competent jurisdiction setting forth the resolution of such dispute. To the extent that any dispute by the Indemnifying Party of a Notice of Expenses submitted by the Indemnified Party materially hinders the investigation or defense of any Third Party Claim, the obligation to indemnify Losses in respect of such Third Party Claim shall be increased by the amount of Losses incurred as a result of such material hindrance.

     (e) The designated representative for receiving all claims for indemnification under this Article VIII shall be the Parent on behalf of the Parent and the Purchaser and the Stockholders' Representative for the Stockholders.

     8.3  LIMITATIONS ON INDEMNIFICATION.

     (a)  Notwithstanding anything in this Article VIII to the contrary:

          (i) The Indemnified Parties shall not be entitled to indemnification under Section 8.1(a)(i) or 8.1(a)(ii) until the aggregate amount of all Losses of the Indemnified Parties exceeds $100,000, and then only to the extent of such excess; PROVIDED that Losses resulting from breach of Sections 1.6, 2.10, 2.11, 2.12, 2.24 or 2.31 or under Sections 4.1(h), 8.1(a)(ii), 8.1(a)(iii) or 8.1(a)(iv) shall not be subject to nor allocated against such minimum and be recoverable from the first dollar;

          (ii)  The aggregate liability for indemnification pursuant to this
     Article VIII of the Stockholders, each of whom shall be jointly and severally liable, shall in no event exceed the Merger Consideration; and

          (iii) The aggregate liability for indemnification pursuant to this
     Article VIII of the Parent and the Purchaser, other than liability for payment in full of the Cash Consideration, shall in no event exceed the value of the Merger Consideration distributed in the form of Parent Common Stock.

                                     40
                                               Agreement and Plan of Merger

     (b)  No Indemnified Party shall be entitled to indemnification under
Section 8.1 unless it shall have submitted a notice of Third Party Claim pursuant to Section 8.2(a) with respect to the matter for which indemnification is sought on or prior to the date which is eighteen months after the Closing Date, provided that (i) claims for breach of Sections 2.10, 2.11, 2.12, 2.24, 4.1(h), 8.1(a)(iii) or 8.1(a)(iv) shall survive indefinitely, (ii) claims for breach of Section 3.6 shall survive until the date which is six months after the Closing Date (provided that following such date, the Stockholders shall retain such remedies as may be available to holders of Parent Common Stock under federal and state securities laws), and
(iii) claims for indemnification under Section 8.1(a)(ii) shall survive until the date which is three years after the Closing Date.

     8.4  MISCELLANEOUS.

     (a) Each Indemnified Party shall take all commercially reasonable steps to mitigate all Losses, including, but not limited to, availing itself of any reasonable and prudent defenses, limitations, rights of contribution, and claims against third parties and other rights at law. Each Indemnified Party shall provide such evidence and documentation of the nature and extent of any Loss as may be reasonably requested by the Indemnifying Party. Any Losses shall be calculated net of (i) any Tax benefits, net of any Tax detriments, realized or realizable by the Indemnified Party based on the present value thereof in respect of such Losses, and (ii) the dollar amount of aggregate insurance proceeds actually received by the Indemnified Party with respect to such Losses.

     (b) The remedies provided for in this Article VIII shall constitute the sole and exclusive remedy for any Indemnified Party for any post-Closing claims made for breach of this Agreement in connection with the transactions contemplated hereby, except for any remedies for Actual Fraud (as defined below). Except for the remedies specifically provided for in this Article VIII (and except as to remedies for Actual Fraud), no Indemnified Person shall have any recourse against any of the Company's or any of its subsidiaries' directors, employees or affiliates (the "COMPANY PARTIES") in connection with, and the Parent on behalf of the Indemnified Parties hereby waives and forever releases and discharges the Company Parties from and against, any and all claims for Losses, directly or indirectly, as a result of, or based upon or arising from the conduct of the Company and its subsidiaries and any act or omission with respect to the Company and its subsidiaries prior to the Closing. Each party hereby waives any provision of law to the extent that it would limit or restrict the agreement contained in this Section 8.5(b), except with respect to a party's claim against any person for actual knowing fraud ("ACTUAL FRAUD"). Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its affiliates shall seek or be liable for any punitive or consequential damages, including, but not limited to, loss of business reputation or opportunity relating to any breach or alleged breach of a representation or warranty set forth in this Agreement.

     (c) The Parent shall notify the Stockholders' Representative of an audit of, or other proceeding with respect to, (i) any Tax Return of the Company filed prior to the Closing Date relating to periods ending prior to the Closing Date and (ii) any Tax Return relating to a period that commences prior to, and includes, the Closing Date. The Parent shall permit the Stockholders' Representative to participate in any such audit or proceeding, and approve the

                                    41
                                               Agreement and Plan of Merger
disposition thereof if such disposition could give rise to a claim for indemnification hereunder (such approval not to be unreasonably withheld).

                                ARTICLE IX

                            GENERAL PROVISIONS

     9.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to the Parent or the Purchaser:

          Kaynar Technologies Inc.
          500 N. State College Boulevard, Suite 1000
          Orange, California  92868
          Attention:  David A. Werner
          Fax:  (714) 712-4908


     With an additional copy to:

          O'Melveny & Myers LLP
          400 South Hope Street
          Los Angeles, California  90071-2899
          Attention:  C. James Levin, Esq.
          Fax:  (213) 430-6407


     If to the Company:

          M & M Machine and Tool Co.
          17800 Gothard Street
          Huntington Beach, California  92649
          Attention:  Robert E. McGuire
          Fax:  (714) 847-6021


     If to the Stockholders' Representative: (i) prior to the Effective Time, to him c/o the Company as set forth above and (ii) following the Effective
     Time:

                                     42
                                               Agreement and Plan of Merger

          Robert E. McGuire
          17800 Gothard Street
          Huntington Beach, California  92649
          Fax:  (714) 847-6021

     With a copy to:

          Higham, McConnell & Dunning LLP
          28202 Cabot Road, Suite 450
          Laguna Niguel, California  92677
          Attention:  Douglas F. Higham, Esq.
          Fax: (949) 365-5522

     9.2  CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

     (a) "AFFILIATE" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "BENEFICIAL OWNER" with respect to any shares of the Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of the Company Common Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares; "BENEFICIALLY OWN", "BENEFICIAL OWNERSHIP" and similar terms shall have correlative meanings;

     (c) "Closing Document" means any and all documents, instruments or undertakings executed in connection with the Closing.

     (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such


                                      43
                                               Agreement and Plan of Merger
other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended October 31, 1997 were prepared;

     (f) "KNOWLEDGE" of or with respect to the Company means the actual knowledge of Robert S. McGuire, Robert E. McGuire, Ronald D. McGuire, Larry Baker, James Lee, Charles Wilson, and Larry Cooper after due inquiry of those managers at the Company and/or its subsidiaries who they reasonably believe would be responsible for the relevant information; "KNOW", "KNOWN" and like terms with respect to the Company shall have correlative meanings;

     (g) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (h) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, the Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, the Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     9.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent and the Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of the Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any attempted assignment which does not comply with the provisions of this Section 9.4 shall be null and void AB INITIO.

     9.5 STOCKHOLDERS' REPRESENTATIVE. By their approval and adoption of this Agreement, the stockholders of the Company shall be deemed to have consented to, the


                                      44
                                               Agreement and Plan of Merger
appointment of Robert E. McGuire as the "STOCKHOLDERS' REPRESENTATIVE" to receive all notices, requests and demands which may be made upon such stockholders or any of them under and pursuant to this Agreement and to act as agent and representative of such stockholders in connection with any action to be taken by or on behalf of such stockholders hereunder or any other matter arising in connection with this Agreement. In the event that, subsequent to the execution of this Agreement, Robert E. McGuire is unable or unwilling to serve as the Stockholders' Representative, Ronald D. McGuire shall so serve unless he is unable or unwilling to do so, in which event the stockholders of the Company immediately prior to the Effective Time shall designate another successor Stockholders' Representative by vote of the holders of a majority of the Shares held by such stockholders at the Effective Time, PROVIDED, HOWEVER, that either Robert E. McGuire or Ronald D. McGuire shall serve as Stockholders' Representative until such successor is so designated.

     9.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     9.7 PURCHASER'S OBLIGATIONS. The Parent hereby agrees to cause the Purchaser to fulfill all of its obligations under this Agreement.

     9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.9 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                                      45
                                               Agreement and Plan of Merger

     IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KAYNAR TECHNOLOGIES INC.



By:___________________________                By:___________________________
     Jordan A. Law                                  David A. Werner
     President                                      Executive Vice President


KTIC ACQUISITION CORP.


By:___________________________                By:___________________________
     Jordan A. Law                                  David A. Werner
     President                                      Executive Vice President


                                      46
                                               Agreement and Plan of Merger

M & M MACHINE AND TOOL CO.



By:___________________________                 By:___________________________
     Robert E. McGuire                               Ronald D. McGuire
     President                                       Vice President



ROBERT E. MCGUIRE                              ROBERT E. MCGUIRE FAMILY TRUST
                                               UDT December 28, 1989




By:___________________________                 By:___________________________
     Robert E. McGuire                               Ronald D. McGuire
                                                     Trustee


ROBERT E. MCGUIRE FAMILY                       RONALD D. MCGUIRE FAMILY TRUST
TRUST #2                                       UDT April 30, 1997
UDT December 27, 1991


By:___________________________                 By:___________________________
     Ronald D. McGuire                               Ronald D. McGuire
     Trustee                                         Trustee

                                      47
                                               Agreement and Plan of Merger